Exhibit 99.2

SIDEWINDER DRILLING LLC

STATEMENTS OF OPERATIONS

(in thousands)

(UNAUDITED)

		Successor	Predecessor
	Three months ended March 31, 2018	Period from February 15 to March 31, 2017	Period from January 1 through February 15, 2017
OPERATING REVENUE
Contract drilling revenue	$23,835	$8,428	$7,362
Other operating revenue	4,226	2,928	930

TOTAL OPERATING REVENUE	28,061	11,356	8,292

OPERATING COSTS AND EXPENSES
Operating and maintenance	22,226	9,189	9,641
Selling, general and administrative	2,433	1,824	8,119
Depreciation and amortization	4,863	2,957	4,748
Impairment charge	2,325	—	—
Net gain on asset disposals	(783)	(20)	(3)

TOTAL COSTS AND EXPENSES	31,064	13,950	22,505

OPERATING LOSS	(3,003)	(2,594)	(14,213)
OTHER INCOME (EXPENSE)
Interest expense	(4,143)	(1,915)	(10,002)
Other income, net	15	—	—

TOTAL OTHER EXPENSE, NET	(4,128)	(1,915)	(10,002)

LOSS BEFORE INCOME TAXES	(7,131)	(4,509)	(24,215)
Income tax expense	69	—	433

NET LOSS	$(7,200)	$(4,509)	$(24,648)

See accompanying notes.

SIDEWINDER DRILLING LLC

BALANCE SHEETS

(in thousands)

(UNAUDITED)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$8,508	$9,987
Accounts receivable, net	23,326	20,037
Other receivables	665	643
Assets held for sale	589	1,650
Prepaid expenses and other current assets	6,483	6,831

TOTAL CURRENT ASSETS	39,571	39,148

Property and equipment, net	215,387	217,155
Intangible assets, net	2,206	2,376
Goodwill	—	2,325
Deferred financing costs, net	493	568
Other assets	600	749

TOTAL ASSETS	$258,257	$262,321

LIABILITIES and EQUITY
Accounts payable	$6,107	$6,958
Accrued interest	264	284
Other current liabilities	6,233	5,623

TOTAL CURRENT LIABILITIES	12,604	12,865

Long-term debt	150,740	147,214
Deferred tax liability	254	185
Other long-term liabilities	1,037	1,235

TOTAL LIABILITIES	164,635	161,499

EQUITY
Members’ equity	118,242	118,242
Accumulated deficit	(24,620)	(17,420)

TOTAL EQUITY	93,622	100,822

TOTAL LIABILITIES and EQUITY	$258,257	$262,321

See accompanying notes.

SIDEWINDER DRILLING LLC

STATEMENTS OF CASH FLOWS

(in thousands)

(UNAUDITED)

		Successor	Predecessor
	Three Months Ended March 31, 2018	Period from February 15 through March 31, 2017	Period from January 1 to February 15, 2017
Cash flows from operating activities
Net loss	$(7,200)	$(4,509)	$(24,648)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	4,863	2,957	4,748
Impairment charge	2,325	—	—
Net gain on asset disposals	(783)	(20)	(3)
Amortization of other long-term liability	(191)	(2,187)	—
Amortization of deferred financing costs and discounts on long-term debt	125	24	254
Deferred mobilization costs	988	—	(295)
Deferred revenue	(112)	55	270
Bad debt expense	(23)	—	(1,050)
Deferred income taxes benefit	69	—	(2,015)
Other, net	8	(8)	(9)
Net change in operating assets and liabilities:
Accounts receivable	(3,199)	(2,260)	(3,063)
Other receivables	(22)	(143)	(143)
Prepaid expenses and other current assets	(508)	190	(776)
Other assets	17	(4,165)	8
Accounts payable and other current liabilities	(841)	(8,666)	9,438
Accrued interest	3,449	1,775	9,572

Net cash used in operating activities	(1,035)	(16,957)	(7,712)

Cash flows from investing activities
Capital expenditures	(2,987)	(92)	(1,014)
Proceeds from sale of property and equipment	2,543	60	3

Net cash used in investing activities	(444)	(32)	(1,011)

Cash flows from financing activities
Proceeds from debt issuance	—	80,000	—
Payment of debt issuance costs	—	(600)	—
Repayments under revolving credit agreements, net of borrowings	—	(27,112)	2,098
Repayment of debt	—	(17,601)	—

Net cash provided by financing activities	—	34,687	2,098

Net change in cash and cash equivalents	(1,479)	17,698	(6,625)
Cash and cash equivalents at beginning of period	9,987	2,890	9,515

Cash and cash equivalents at end of period	$8,508	$20,588	$2,890

Non-cash activities:
Change in accounts payable and other current liabilities related to capital expenditures	$704	$(40)	$(99)
Change in long-term debt and interest payable related to interest paid-in-kind	$3,476	$840	$—
Accounts and other receivables for sale of property and equipment	$(67)	$—	$—

See accompanying notes.

SIDEWINDER DRILLING LLC

STATEMENTS OF EQUITY

(in thousands, except units)

(UNAUDITED)

	Series A Units		Series C Units		Accumulated Deficit	Total Equity
	Units	Value	Units	Value
Balance, February 15, 2017	—	$—	—	$—	$—	$—
Issuance of Units	950	117,026	96.271	1,216	—	118,242
Net Gain/(Loss)	—	—	—	—	(17,420)	(17,420)

Balance, December 31, 2017	950	117,026	96.271	1,216	(17,420)	100,822
Net Gain/(Loss)	—	(671)	—	671	(7,200)	(7,200)

Balance, March 31, 2018	950	$116,355	96.271	$1,887	$(24,620)	$93,622

See accompanying notes.

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

1. Nature of Business

Sidewinder Drilling LLC (“Sidewinder”, “we, “us”, “our” or the “Company”) was formed on January 31, 2017 as a Delaware limited liability company. On February 15, 2017, Sidewinder Drilling Inc. (“SDI”), a Delaware corporation, merged with and into the Company (hereafter the “Merger”) with the Company as the surviving entity. The Merger was accounted for using the acquisition method of accounting as more fully described in Note 3. The assets acquired and liabilities assumed of SDI are recorded at their fair values on the date of the Merger, which differed materially from the recorded values of its assets and liabilities as reflected in the historical financial statements of SDI. Accordingly, our financial condition and results of operations after the date of the Merger may not be comparable to the financial condition and results of operations of SDI prior to the date of the Merger.

At March 31, 2018, we own and market 35 rigs in three areas including the Texas market (the Delaware, Midland and Eagle Ford Basins), Mid-Continent (Haynesville, Mississippi Lime, Woodford, and Fayetteville Basins), and the Appalachian market (Marcellus and Utica).

SDI was formed in 2011 by our management team and a private equity investor to build, own and operate premium land drilling rigs and to provide contract drilling services to exploration and production (“E&P”) companies targeting unconventional resource plays in North America.

References to “Successor” refer to the Company on and subsequent to February 15, 2017. The Company was inactive until the Merger. References to “Predecessor” refer to SDI on and prior to February 15, 2017. This report contains the financial statements as of March 31, 2018 and December 31, 2017, the three months ending March 31, 2018 and the period from February 15, 2017 to March 31, 2017 (all Successor), and the period from January 1, 2017 to February 15, 2017 (Predecessor).

2. Significant Accounting Policies

Basis of Presentation

We have prepared our accompanying unaudited financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Pursuant to such rules, these financial statements do not include all disclosures required by GAAP for complete financial statements. The unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise noted. Operating results of the Company for the period ended March 31, 2018 are not necessarily indicative of the results that may be expected for the period ending December 31, 2018, or for any future period. The accompanying unaudited financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto.

The information in Note 2 is applicable to the financial statements of both the Company and SDI, unless otherwise indicated.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation, with no effect on previously reported net income (loss) or cash flows.

Accounting Estimates

To prepare financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and the disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts receivable, property and equipment, intangible assets, impairment of long-lived assets, income taxes, insurance claims liabilities, and contingencies. We base our estimates and assumptions on management’s historical experience and on various other information we believe is supportable and reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates. We may be required to recognize additional losses in future periods related to impairment of long-lived assets if significant unfavorable changes occur to actual or projected dayrates, rig utilization or operating costs.

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

Assets Held for Sale

As of March 31, 2018, assets held for sale of $0.59 million include the estimated fair value less costs to sell of an idle facility. As of December 31, 2017, assets held for sale of $1.65 million included the estimated value less costs to sell of three idle properties, including land and buildings totaling $1.38 million, and of three mechanical drilling rigs totaling $0.27 million. During the first quarter of 2018, the Company sold two of the properties and the three mechanical drilling rigs, received proceeds totaling $1.24 million, and recorded a gain on the disposals of assets held for sale of $0.2 million. During 2017, the Company recorded asset impairment charges of $1.47 million to write down these assets to their carrying value.

Operating Revenue and Costs

Contract drilling revenues are recognized as they are earned, based on contractual daily rates. Revenues earned related to mobilization and capital upgrades are deferred and recognized over the estimated primary contract term on a straight-line basis, which is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract. Upon completion of drilling contracts, any demobilization fees received are recognized in our statement of operations, as are any related expenses.

Other operating revenue includes revenue from recharges. Revenue from recharges are billings to our customers for reimbursement of equipment rentals, supplies, third-party services, client requested incentive compensation paid to our employees and other expenses that we recognize in operating and maintenance costs, the result of which has little effect on operating income. Additionally, other operating revenue for the three months ended March 31, 2018 and the period from February 15, 2017 to March 31, 2017 includes $0.2 million and $2.2 million, respectively, in amortization of the long-term liability, order backlog intangible, as discussed in Note 3 Business Acquisition.

The actual costs incurred for capital upgrades are capitalized and depreciated over the estimated useful life of the related asset. For the initial mobilization of newly constructed assets, the related costs to mobilize the rig to its first operating location are capitalized and depreciated over the estimated useful life of the asset. For subsequent drilling contracts, the incremental costs directly related to contract preparation and mobilization are deferred and amortized over the estimated primary term of the drilling contract on a straight-line basis. The costs of relocating assets without contracts are expensed as incurred.

Income Taxes (Successor)

The Company is a limited liability company treated as a partnership for income tax purposes and, as such, is a pass-through entity that is not liable for income tax in the jurisdictions in which it operates, with the exception of the state of Texas, where limited liability companies are subject to Texas margin tax.

Income Taxes (Predecessor)

SDI recorded deferred tax assets and liabilities for the future tax consequences of temporary differences between the basis of existing assets and liabilities calculated according to GAAP and their respective basis for income tax purposes. A deferred tax asset was reduced by a valuation allowance when, based on the SDI’s estimates, it was more likely than not that a portion of those assets would not be realized in a future period. SDI recognized interest and penalties relating to income tax matters as a component of income tax expense.

Subsequent Events

We evaluated subsequent events through July 19, 2018, the date our financial statements were available to be issued.

On July 18, 2018, the Company entered into a definitive merger agreement, by and among Independence Contract Drilling, Inc. (“ICD”), the Company, Patriot Saratoga Merger Sub, LLC (“Merger Sub”), and the Members’ Representative named therein (the “2018 Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company becoming a wholly owned subsidiary of ICD and ICD acquiring all of the outstanding equity interests in the Company (the “2018 Merger”).

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

On July 18, 2018, in connection with the 2018 Merger Agreement, the Company also entered into a Note Contribution, Exchange and Restructuring Agreement (the “Contribution Agreement”) among Sidewinder, all members holding its Series A Common Units (“Series A Common Units”), and all of its noteholders holding first lien and second lien notes. Pursuant to the Contribution Agreement, Sidewinder’s first lien noteholders will contribute a portion of the first lien notes, and Sidewinder’s second lien noteholders will contribute all of the second lien notes, to Sidewinder in exchange for newly issued Series A Common Units. Pursuant to the Contribution Agreement and the 2018 Merger Agreement, an aggregate amount of $58.5 million of first lien notes will remain outstanding and will be assumed and paid off by ICD in connection with the 2018 Merger.

Under the terms of the 2018 Merger Agreement, Sidewinder’s unitholders will receive an aggregate of 36,752,657 shares of ICD common stock, representing approximately 49% of the total outstanding shares of ICD common stock immediately following the close of the 2018 Merger.

The 2018 Merger Agreement and 2018 Merger have been unanimously approved by the boards of directors of both Sidewinder and ICD, and have received the requisite approval of the unitholders of Sidewinder. The issuance of ICD common stock pursuant to the 2018 Merger Agreement is subject to ICD’s shareholder approval, and the 2018 Merger is subject to regulatory approval and other customary closing conditions.

On July 18, 2018, Sidewinder also entered into a Note Repurchase Letter Agreement among Sidewinder and certain holders (the “Holders”) of second lien notes, pursuant to which Sidewinder agreed to repurchase $5.5 million of second lien notes for a purchase price of approximately $6.5 million on the date of such agreement. Pursuant to this agreement, the Holders also agreed to the cancellation of their Series C Units of Sidewinder, and to releases of claims.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to identify the performance obligations and determine the transaction price in a contract, allocate the transaction price to the performance obligations and recognize revenue as the entity satisfies the performance obligations. The standard also specifies the accounting for costs to obtain or fulfill a contract with a customer that may be either deferred and amortized or expensed as incurred depending on the circumstances. The standard will require more extensive disclosures including qualitative and quantitative information about our contracts and the significant judgments and changes in judgment used in determining the performance obligations, transaction prices and timing of revenue recognition and any assets recognized from the costs to obtain or fulfill a contract. The requirements must be reported retrospectively by either restating all periods presented or by recognizing the cumulative effect at the date of initial application. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date by one year and allows early application, but no earlier than the original effective date. Under the deferral, the requirements for the Company are effective for annual reporting periods beginning on or after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. The FASB has also issued several technical corrections and improvements to ASU No. 2014-09, which have the same effective date. We are currently assessing the effects of the pronouncement on the way we recognize and disclose revenue and we have not determined the implementation method or the expected impact, if any, it will have on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements. The requirements are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, with early adoption permitted. Lessees and lessors will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of practical expedients that entities may elect to apply relating to leases that commenced before the effective date. We have not yet evaluated the requirements of ASU No. 2016-02 nor determined our implementation method upon adoption or what impact adoption will have on our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses. The amendments in this update replace the incurred loss impairment methodology in current use with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The update is effective for the fiscal years beginning after December 15, 2020, and interim periods therein. Early adoption is permitted. We are currently evaluating the impact that the adoption of ASU 2016-13 will have on our financial statements.

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

3. Business Acquisition

The Merger of SDI with and into the Company was completed on February 15, 2017 in conjunction with the restructuring of SDI. The Merger was accounted for using the acquisition method of accounting under FASB Accounting Standards Codification (“ASC”) 805, Business Combinations and ASC 820, Fair Value Measurements, with the Company as the acquirer. SDI’s assets acquired and liabilities assumed were recorded at their fair values on the date of the Merger as determined by an independent valuation. The fair value of assets and liabilities was determined using level 3 inputs as defined by ASC 820.

Effective with the Merger, all of SDI’s outstanding common shares and equity awards were cancelled without receiving a distribution, and substantially all of SDI’s preferred shares outstanding were exchanged for Series C Units of the Company. SDI’s management, including the executive team, remained with the Company following the Merger.

The restructuring of SDI was completed on February 15, 2017 pursuant to the transactions set forth in the Contribution, Exchange and Restructuring Agreement (“the Restructuring Transactions”) executed by SDI, certain preferred stockholders of SDI, the Second Lien Noteholders (Predecessor) and the Third Lien Noteholders (Predecessor). The Restructuring Transactions consisted of the following: (i) delivery of the Third Lien Notes by the Third Lien Noteholders to the Company in exchange for Series A Units in the Company, (ii) the Merger described in the second preceding paragraph, (iii) the issuance and sale by the Company of Floating Rate Secured Notes due February 15, 2020 with an aggregate principal amount of $80,000,000 for cash; (iv) completion of the transactions contemplated by the Purchase Agreement between SDI and the Senior Noteholders using proceeds of $17.6 million from the sale of the Floating Rate Secured Notes to retire the Senior Note obligation; (v) the obligations outstanding under the Amended Revolver of $27.2 million were paid in full in cash using proceeds from the sale of the Floating Rate Secured Notes; (v) the Company and the Second Lien Noteholders executed an amendment and restatement of the Second Lien Note Purchase Agreement, whereby the original Second Lien Notes outstanding were exchanged for Amended and Restated Secured Notes with a due date of February 15, 2020 and with a principal value of $54.8 million; and (vi) payment of the costs and expenses of SDI of approximately $5.4 million related to the Restructuring Transactions using proceeds from the Floating Rate Secured Notes.

The following table summarizes the fair value of net assets acquired in the Merger (in thousands):

Fair Value of Net Assets Acquired from Predecessor
Cash and cash equivalents	$2,890
Accounts receivable and other receivables	12,204
Prepaid expenses and other current assets	2,461
Property and equipment	234,000
Intangible assets	2,972
Goodwill	2,325
Other assets, long-term	666
Accounts payable	(12,925)
Debt due within one year	(44,714)
Accrued interest payable	(132)
Other current liabilities	(7,180)
Long-term debt	(56,981)
Other long-term liabilities	(17,345)

Net assets acquired	$118,242

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

A detail of intangible assets and other long-term liabilities as of March 31, 2018 is as follows:

	March 31, 2018	December 31, 2017	Amortization Period
Intangible assets:
Tradenames	$2,013	$2,013	10 years
Customer relationships	959	959	2 years

	2,972	2,972
Accumulated amortization	(766)	(596)

Intangible assets, net	$2,206	$2,376

Goodwill	$—	$2,325

Included in other long-term liability:
Order Backlog	$17,345	$17,345	1.4 years
Accumulated amortization	(17,140)	(16,949)

Included in other long-term liability, net	$205	$396

Goodwill as of the acquisition date was measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed and represents the fair value of the going-concern element of SDI. The Company does not anticipate that goodwill, intangible assets and the other long-term liability will be deductible as an expense or recognized as income in determining taxable income. We assessed goodwill impairment as of March 31, 2018 and recorded an impairment reserve of $2.3 million.

The other long-term liability is related to the order backlog of the Predecessor as of the date of the Merger and represents the fair value of the estimated discounted cash flows for the order backlog less contributory asset charges consisting of required returns on working capital, fixed assets and assembled workforce. The other long-term liability is being amortized ratably over the life of the order backlog and is included in other operating revenue.

4. Debt

A summary of debt at March 31, 2018 and December 31, 2017 is below (in thousands):

	March 31, 2018	December 31, 2017
Floating rate secured notes (net of unamortized deferred financing costs of $376 and $425 at March 31, 2018 and December 31, 2017, respectively.)	$85,937	$84,235
12% amended and restated secured notes	64,803	62,979
Revolving credit facility	8	—

Total debt	150,748	147,214

Current portion of long-term debt	(8)	—

Long-term debt	$150,740	$147,214

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

Floating Rate Secured Notes

The First Lien Note Purchase Agreement was executed on February 15, 2017, and the Company issued Floating Rate Secured Notes due February 15, 2020 in an aggregate principal value of $80,000,000 and received cash proceeds of the same amount. The Floating Rate Secured Notes are secured by a first priority lien on substantially all the assets of the Company (subject to the collateral rights of the Credit Facility discussed below) and are subject to a floating interest rate generally calculated as the greater of LIBOR or 3% plus an interest rate margin of 7% (adjustments to the floating interest rate may occur subject to the availability of the required LIBOR rate). At each interest payment date (February 15, May 15, August 15, and November 15) the Company is required to pay interest in cash on $20 million of principal amount and has an option to pay interest in kind on the remaining principal balance; the amount of any such interest in kind is added to the principal balance outstanding of the Floating Rate Secured Notes at such interest payment date and thereafter bears interest at the floating interest rate. Interest expense included in the statement of operations for the three months ended March 31, 2018 in the amount of $1.65 million was added to the principal outstanding of the Floating Rate Secured Notes; during the period from February 15, 2015 to March 31, 2017, no interest was added to the principal outstanding of the Floating Rate Secured Notes. The Company may prepay the Floating Rate Secured Notes at any time.

As of March 31, 2018, certain of the Floating Rate Secured Notes Noteholders are also holders of the Series A Units of the Company.

The First Lien Note Purchase Agreement includes an Accordion Facility of $10 million, and the Company may offer notes for purchase to the Floating Rate Secured Noteholders under the same terms including interest rate and maturity date as the Floating Rate Secured Notes, subject to certain limitations and in increments of no less than $1 million. The Floating Rate Secured Noteholders have the option to purchase the Accordion Notes at each offering.

Amended and Restated Secured Notes

The Amended and Restated Secured Notes bear interest at 12% and are due on February 15, 2020. Interest is payable at the end of each calendar quarter; in lieu of making interest payments in cash, the Company is required to add the interest accrued for each quarter to the outstanding principal. Interest expense included in the statement of operations for the three months ended March 31, 2018 and the period from February 15 to March 31, 2017 in the amount of $1.82 million and $0.84 million, respectively, was added to the principal outstanding of the Amended and Restated Secured Notes. The Amended and Restated Secured Notes are secured by a first priority lien on substantially all of the assets of the Company, subject to the collateral rights of the Credit Facility discussed below and the Floating Rate Secured Notes.

The Amended and Restated Second Lien Note Purchase Agreement includes an Accordion Facility of $10 million, subject to similar terms as those described above for the First Lien Note Purchase Agreement. Certain of the Amended and Restated Secured Noteholders are holders of the Series A and Series C Units of the Company.

The covenants under the First Lien Note Purchase Agreement and the Amended and Restated Second Lien Note Purchase Agreement include customary affirmative and negative covenants for financing of this type, including without limitation compliance with laws, insurance requirements, payment of taxes, maintenance of books and records, covenants limiting other indebtedness, liens, investments, guaranties of indebtedness, transactions with affiliates, sales of assets, capital expenditures, conduct of business and change in fiscal year, in each case, subject to certain exceptions and baskets.

Revolving Credit Facility

On November 15, 2017, we entered into a revolving credit and security agreement (the “Credit Agreement”) for a $20,000,000 senior secured revolving loan facility (the “Credit Facility”) with Wells Fargo Bank, National Association (“Lender”). The Credit Facility has a maturity date of November 15, 2019.

Borrowings under the Credit Facility accrue interest at an optional rate per annum equal to either (a) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50 percent or (ii) the commercial lending rate of the Lender, in both cases plus an applicable margin based on the facility usage, or (b) a LIBOR rate determined by the Lender as defined in the agreement plus an applicable margin based on the facility usage. Interest is payable at dates based upon the option selected. In addition to paying interest on outstanding principal under the facility, the Company is required to pay customary fees and a facility fee.

As of March 31, 2018, we had outstanding borrowings of $8,425 under the Credit Facility that were included in other current liabilities in the accompanying balance sheet, and our borrowing base as defined under the Credit Agreement was $17.7 million.

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

All obligations under the Credit Agreement are secured, subject to certain exceptions, by a first lien interest in substantially all of the Company’s assets. The Credit Agreement contains covenants that, among other things, require the maintenance of certain financial ratios and include restrictions on incurring indebtedness, creating liens, mergers, sale of assets, equity issuances, investments, capital expenditures, entering into transactions with affiliates, forming any subsidiary or entering into joint ventures and substantially changing the nature of the business in which the Company was engaged on the date of the agreement. The Credit Agreement includes a subjective acceleration clause and has a requirement for the Company to maintain a lock-box with the Lender, so borrowings under the Credit Agreement are classified as current liabilities.

In conjunction with the execution of the Credit Agreement, we executed amendments with the Floating Rate Secured Noteholders and the Amended and Restated Noteholders to adjust their collateral rights to holding second and third lien interests, respectively.

9.75% Senior Notes (Predecessor)

Prior to the Merger, SDI had outstanding aggregate principal amount of $117.3 million of 9.75% senior notes due November 15, 2019 (the “Senior Notes”). The Senior Notes were unsecured and ranked effectively junior to SDI’s secured debt to the extent of the collateral, including secured debt under the Restated Revolving Credit Facility, the Second Lien Notes (Predecessor) and the Third Lien Notes.

Second Lien Note Purchase Agreement (Predecessor)

Prior to the Merger, SDI had outstanding an aggregate principal amount of $52.08 million Second Lien Notes due November 15, 2019. The obligations under the Second Lien Note Purchase Agreement were secured by a second priority lien on all of SDI’s collateral. The Second Lien Notes accrued interest at a rate of 12.0 percent per annum, and interest was payable in arrears at the end of the calendar quarter of each year. The interest accrued under the Second Lien Notes was $2.71 million prior to the Merger.

Third Lien Note Purchase Agreement (Predecessor)

Under the Third Lien Note Purchase Agreement, SDI authorized the issuance of $109.4 million of Third Lien Notes due November 15, 2019. The obligations under the Third Lien Note Purchase Agreement were secured by a third priority lien on all of SDI’s collateral. The Third Lien Notes accrued interest at a rate of 9.75 percent per annum, and interest was payable in arrears at the end of the calendar quarter of each year. Under the Third Lien Purchase Agreement, SDI could pay in kind up to $5,000,000 of interest expense on such Third Lien Notes. The principal balance outstanding and interest accrued under the Third Lien Notes was $114.4 million and $10.5 million, respectively, prior to the Merger.

Amended and Restated Revolving Credit and Security Agreement (Predecessor)

SDI entered into a revolving credit and security agreement (the “Credit Agreement”) and related security agreements in 2012, and following various amendments in 2014 and 2016, the commitment under the amended credit facility was for a $40,000,000 senior secured revolving loan facility (the “Amended and Restated Revolver”) with PNC Bank, National Association (“PNC”). All obligations under the Amended Revolver were secured, subject to certain exceptions, by substantially all of SDI’s assets, as well as a first-priority pledge of all of the capital stock of future subsidiaries.

Restructuring Transactions

During the fourth quarter of 2016, SDI elected to defer interest payments due to the Senior Noteholders and the Second and Third Lien Noteholders and entered into forbearance agreements with PNC, the Senior Noteholders, and the Second and Third Lien Noteholders. In January 2017, the Company and the Senior Noteholders executed a Purchase Agreement whereby the Senior Noteholders agreed to sell the Senior Notes to SDI for $17.6 million.

As part of the Restructuring Transactions discussed in Note 3, the outstanding obligation under the Purchase Agreement of $17.6 million was paid to the Senior Noteholders and the Notes were cancelled, the outstanding obligation under the Revolving Credit Facility totaling $27.2 million was paid and the Amended Revolver terminated, and the Third Lien Notes were exchanged for the Series A Units of the Company.

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

5. Members’ Equity

The Company is currently authorized to issue four classes of Units, designated as Series A, Series B-1, Series B-2 and Series C and may issue additional classes of Units as authorized by the Board of Directors.

Series A Units

The Company issued 950 Series A Units to the Third Lien Noteholders in exchange for the Third Lien Notes in conjunction with the Restructuring Transactions on February 15, 2017. The Series A Units are the only Units authorized that hold voting rights.

Series C Units

The Company issued 96.271 Series C Units in exchange for the Series A and Series A-1 Preferred Stock of SDI in conjunction with the Restructuring Transactions on February 15, 2017.

Distributions are subject to a participation threshold for the Series C Units that applies to certain aggregate or terminating distributions, and the Series C Members will receive distributions in the amount of 5% of distributions in excess of the participation threshold. The Participation Threshold has a value of $350,000,000.

The Series A Units and the Series C Units were assigned an aggregate fair value of $118.242 million based on the independent valuation of the fair value of the assets acquired and liabilities assumed. The fair value of the equity as of the date of the Merger was allocated to the Series A and Series C Units in the amounts of $116.355 million and $1.887 million, respectively, in the independent valuation using an option valuation model.

6. Income Taxes

Income Taxes (Successor)

The Company is a limited liability company treated as a partnership for income tax purposes and, as such, is a pass-through entity that is not liable for income tax in the jurisdictions in which it operates, with the exception of the state of Texas, where limited liability companies are subject to Texas margin tax. For the three months ended March 31, 2018, the Company did not have a current liability for Texas margin taxes and recorded a deferred tax provision of $69,000. No tax provisions were recorded for the period from February 15 through March 31, 2017.

Income Taxes (Predecessor)

SDI provided for income taxes during interim periods based on an estimate of the effective tax rate for the year. Discrete items and changes in the estimate of the annual effective tax rate were recorded in the period in which they occur. The effective income tax rate for the period from January 1 to February 15, 2017 was (1.8) percent.

The effective income tax rates of SDI differed from the federal statutory rate of 35 percent, primarily due to state income taxes, changes in the valuation allowance for deferred tax assets, and permanent differences including the 50 percent deduction limitation on meal per diem expenses. Additionally, as discussed below, the effective tax rate and tax provision for the period from January 1 to February 15, 2017 was impacted by the alternative minimum tax and changes in the deferred tax liability resulting from the Merger.

The Merger was treated as a taxable sale of assets by SDI to the Company, and the fair value as of the date of the Merger exceeded the taxable basis in the assets, resulting in taxable income for the period from January 1 to February 15, 2017. SDI had sufficient U.S. federal and state net operating loss carryforwards to offset a significant portion of the taxable income. A current tax provision of $2.4 million is included in the statement of operations for the period from January 1 to February 15, 2017 and represents the U.S federal alternative minimum tax liability and state tax liabilities for those states where net operating losses were not available.

In assessing the realizability of SDI’s deferred tax assets for the period ended February 15, 2017, consideration was given to both positive and negative evidence of future taxable income and the scheduled reversals of deferred tax liabilities. Significant objective evidence evaluated was the Merger, which was treated for tax purposes as a taxable sale of assets and complete liquidation. As a result of the transaction, all deferred tax assets, related valuation allowances, and deferred tax liabilities were reduced to zero either due to reversal or to write-off as a result of the liquidation of SDI after the Merger, with an offsetting deferred tax benefit of $2.0 million included in the statement of operations for the period from January 1 to February 15, 2017.

SIDEWINDER DRILLING LLC

Notes to Financial Statements

March 31, 2018

During the period from January 1, 2017 to February 15, 2017, SDI recognized a decrease in the valuation allowance against federal deferred tax assets of $54.7 million and a decrease in the valuation allowance against state deferred tax assets of $9.2 million, as a result of realization or write-off of the deferred tax assets due to the Merger and complete liquidation of SDI.

SDI had U.S. federal and state net operating loss carryforwards of approximately $347.6 million and $155.5 million, respectively, at December 31, 2016. SDI utilized $109.4 million of the federal net operating loss carryforwards and $12.1 million in state net operating loss carryforwards in the period ended February 15, 2017. The remaining net operating loss carryforwards were written off due to the Merger and complete liquidation of SDI, and all valuation allowances associated with those net operating losses were reversed as of February 15, 2017.